Exhibit 5.1

                        MANUFACTURING SERVICES AGREEMENT


                  THIS MANUFACTURING SERVICES AGREEMENT ("Agreement") is made and entered into as of this 16 day of April, 2004 by and between Cox Technologies, Inc., a North Carolina Corporation ("Cox") and Sensitech Inc, a Delaware Corporation ("Sensitech") in connection with that certain Asset Purchase Agreement, dated as of December 12, 2003, by and between Cox, Sensitech and Cox Acquisition Corp. (the "Buyer"), pursuant to which Sensitech and the Buyer are purchasing the Purchased Products and the Purchased Inventory (the "Transaction"). Cox and Sensitech may be referred to herein individually as a "party" and collectively as the "parties." Capitalized terms not defined herein shall have the meanings set forth in the Asset Purchase Agreement.


         NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     STRUCTURE OF RELATIONSHIP.

     Services Provided. Subject to the terms and conditions of this Agreement, Cox will provide manufacturing per existing specifications for Purchased Products, testing, Materials (as hereinafter defined) procurement, reconditioning, programming, storage and packaging services to Sensitech in connection with the Purchased Inventory (the "Services"), and in accordance with one or more Orders (as defined in Section 2.1 below). The Services will be performed in substantially the same manner, including quality and volume, as Cox performed such services prior to the Effective Date.

     Storage. Unless otherwise requested by Sensitech, Cox shall store the Purchased Inventory and Materials (as hereinafter defined), in suitable condition at Cox's facilities, during the term of this Agreement (but no later than June 1, 2004), at no cost to Sensitech. For purposes of this Agreement, "Materials" mean raw materials and parts for a Purchased Product.

     ORDER, DELIVERY AND ACCEPTANCE.

Orders. Sensitech may order Purchased Products from time to time by submitting to Cox an order indicating the quantity and type of Purchased Products Sensitech desires Cox to manufacture ("Order"). Cox will use its best efforts to fulfill each Order placed by Sensitech during the term of this Agreement, including without limitation:

         Having Kurt Reid personally serve in an oversight role throughout the term of this Agreement, and enlisting the support and expertise of James Cox and David Caskey (with Sensitech's permission after the Closing) as necessary;

         Bringing to Sensitech's attention immediately any occurrences, beginning with the date of the Asset Purchase Agreement, of employee resignation, critical Materials shortages or other changes that could impact Cox's ability to fulfill Sensitech Orders;

         Offering all production employees of Cox a minimum of two weeks incentive pay to continue their employment with Cox until their respective termination dates;

         Offering additional cash or stock incentives as necessary to retain Cox's current Vice President of Manufacturing and manufacturing supervisors;

         Aggressively hiring for lost employees, including recruiting former Cox employees and, if necessary, Cox's former manufacturing supervisor;
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         Paying overtime to fulfill Sensitech orders; and

         Weekly reporting of inventory and order status to Sensitech's Vice President of Operations and Chief Operating Officer.

     Orderly Production. Sensitech agrees to place its last order no later than 90 days after the Closing Date (unless an extension is mutually agreeable by both sides) so that Cox may plan an orderly phase-out of its operations. Sensitech agrees to use its best efforts to place Orders with sufficient quantities and lead times to permit a relatively even production (measured by units) of Purchased Products so that Cox may plan its production runs and needs for production workers accordingly and consistent with its past practices; provided, that Cox shall not be obligated to fulfill Orders for newly manufactured graphic recorder units in excess of 6,000 units per calendar week. In the event that there are days in which there are no unfilled Orders from Sensitech (an "Order Gap") for graphic recorders, Sensitech will pay Cox $3,000 (an "Order Gap Fee") for each business day in which there was an Order Gap. However, Cox must advise Sensitech three days in advance of when Cox estimates that Cox will have all orders filled. No Order Gap Fee will be due for any day that Cox did not provide such three-day notice.

     Fulfillment. Upon its acceptance of an Order, Cox will manufacture, test, label and package the Purchased Products specified therein in accordance with the applicable Order and the past practices of Cox and ship the Order according to Sensitech's instructions.

     Sensitech Responsibilities. Sensitech will take delivery of and pay for all Purchased Products, including shipping, set forth in any Order that has been accepted by Cox, upon acceptance of such Purchased Products by Sensitech, or 15 days after shipment, if later.

     Delivery. Delivery of Purchased Products will be F.O.B. Cox's facilities in Belmont, North Carolina, Upland, California or other domestic locations where Purchased Products are located, no later than the delivery times set forth in the applicable Order; provided, that at the option of Sensitech, delivery will be made directly to the third parties indicated in the applicable Order. Cox will pack finished Purchased Products for shipment in Cox's standard shipping cartons, or such other cartons requested by Sensitech, marked for shipment as specified in the Order. Cox will comply with Sensitech's reasonable instructions with respect to the selection of carriers and procurement of insurance for the Purchased Products in transit and will use commercially reasonable shipment procedures. For the term of this Agreement, Cox will continue its current insurance coverages with respect to loss of any production equipment necessary to perform under this Agreement, naming Sensitech as an additional loss payee.

     Acceptance Testing. Products will be subject to interim and final acceptance testing following procedures no less stringent than are now carried out by Cox.

     Failure of Cox to perform hereunder.

     If Cox cannot or does not agree to meet or continue to perform the manufacturing requirements reasonably required under an Order to produce a specific Purchased Product, and Cox does not cure such breach within ten (10) days from Sensitech's written notice, then Sensitech shall have the right to procure manufacturing services from a third party for the Purchased Products in question. If such breach is not cured within the cure period, Sensitech shall further have the right to take possession of any or all of the Purchased Products, Purchased Inventory or Materials then in the possession of Cox. All costs associated with such taking of possession, including without limitation costs of shipping such Purchased Products, Purchased Inventory or Materials to another location, shall be borne by Cox during the first 30 days from the Closing Date, and by Sensitech thereafter, provided that all other material terms of this Agreement are complied with.

     If Sensitech procures manufacturing from a third party pursuant to this
Section 2.7, to the best of Cox's ability given the knowledge and experience of the existing Cox employees at that time, Cox shall (i) provide Sensitech and such third party with all necessary information and reasonable cooperation in order for the third party to be able to properly manufacture and supply the relevant Purchased Product; and (ii) if Cox has failed to accept or to complete its manufacturing services with respect to an Order placed within the first 30

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days following the Closing Date, reimburse Sensitech for any incremental costs of such manufacture and supply of the relevant Purchased Product by the third party. Any required reimbursement pursuant to this clause (ii) or payment pursuant to Subsection 2.7(a) shall not exceed $25,000 and shall, to the extent that there is any remaining amount otherwise payable pursuant to Section 2.03(b) of the Asset Purchase Agreement, be offset against such remaining amount; otherwise, such required reimbursement shall be remitted to Sensitech by Cox within thirty (30) days from the date of notice from Sensitech regarding such incremental costs.

     ORDER MANAGEMENT. For each Order, each party will designate in writing one
(1) qualified person on its staff to serve as its manager and liaison to represent it in connection with the activities under that Order.

     MATERIALS MANAGEMENT. Upon receipt of an Order, Cox will use Purchased Inventory and Materials currently in Cox's possession to complete the Order. If such Purchased Inventory and Materials are insufficient, Cox will, with Sensitech's prior written consent, purchase additional Materials for Sensitech's account in accordance with Cox's standard purchasing practices in effect before the acquisition, of the same grade and quality as Cox had been procuring prior to the Transaction, and in accordance with such other procurement guidelines and customer requirements as may be set forth in the applicable Order. Cox shall use reasonable efforts to find competitive prices for all Materials and will cooperate with Sensitech in the event that Sensitech desires Cox to use Sensitech's preferred sources. Except as otherwise provided in this Agreement, Sensitech bears the cost and risk of loss in carrying inventory of Materials. Title to Materials in inventory will remain with Sensitech. Cox shall furnish to Sensitech monthly written reports of usage and month-end levels of Purchased Products, Purchased Inventory and Materials in the possession of Cox. Sensitech shall be permitted at reasonable times during the term of this Agreement to take physical inventories of Purchased Products, Purchased Inventory and Materials then in the possession of Cox.

     REPAIRS; REFURBISHMENT. Unless otherwise specified in the applicable Order, Cox will, during the term of this Agreement, make its standard factory repair or product refurbishment services available to Sensitech with respect to Purchased Products manufactured by Cox, at Cox's then-current fees and terms, a copy of which will be available to Sensitech upon request. Sensitech will bear round-trip shipping expense and risk of loss during transit of all Purchased Products delivered to Cox for repair or refurbishment. Notwithstanding the foregoing, Cox shall be responsible for all costs needed for repairs covered by warranty hereunder subject to and in accordance with Section 9.2.

     PRICE AND PAYMENT.

     Pricing. For all Purchased Products manufactured by Cox during the term of this Agreement, the parties agree to the pricing set forth in Exhibit A.

     Payment Terms. The purchase price for Purchased Products will be invoiced upon shipment and is due fifteen (15) days thereafter. All payments will be made in U.S. dollars. Sensitech will be responsible for paying any applicable sales tax, excise tax or value-added tax on the purchase of Purchased Products or the provision of Services hereunder except as such taxes relate to the income of Cox.

     Expenses. Except as expressly provided in this Agreement or in an Order, each party will bear its own costs and expenses in performing its obligations or exercising its rights hereunder.

     WARRANTIES.

     Product Warranty. Cox warrants solely to and for the benefit of Sensitech that it will perform the Services in a manner consistent with its past practices and to ensure that each finished Purchased Product will be free from defects in materials and workmanship and will be built in accordance with its applicable Order. Sensitech's exclusive remedy for breach of this warranty is to notify Cox of the breach in writing within ninety (90 days) after delivery to Sensitech, whereupon Cox, as its sole obligation and liability, will either repair or replace the nonconforming Purchased Product or, at Sensitech's election for Purchased Products shipped within 30 days following the Closing Date, or Cox's election for Purchased Products shipped after 30 days following the Closing Date, refund to Sensitech the price paid for the nonconforming Purchased Product. This warranty does not apply to Purchased Products that have been subject to misuse, unauthorized modification, neglect, improper testing or installation, attempts to repair or accident, flood, fire, radiation or other hazard.
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     DISCLAIMER. EXCEPT FOR THE WARRANTY PROVIDED IN SECTION 7.1, THE PURCHASED
PRODUCTS AND SERVICES ARE PROVIDED "AS-IS" WITHOUT WARRANTY OF ANY KIND AND, TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, COX DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, WARRANTIES ARISING UNDER STATUTE, IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE.

     LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR LOSS OF GOODWILL), WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), OR ANY OTHER LEGAL THEORY, ARISING OUT OF OR RELATED TO THIS AGREEMENT. COX'S TOTAL LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), OR ANY OTHER LEGAL THEORY, WILL NOT EXCEED THE PRICE PAID BY SENSITECH FOR THE PURCHASED PRODUCTS WITH RESPECT TO WHICH LIABILITY HAS ARISEN. SENSITECH'S TOTAL LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), OR ANY OTHER LEGAL THEORY, WILL NOT EXCEED THE AMOUNTS EXPRESSLY PAYABLE BY SENSITECH UNDER THIS AGREEMENT OR THE APPLICABLE ORDER FOR THE PURCHASED PRODUCTS WITH RESPECT TO WHICH LIABILITY HAS ARISEN. THE EXISTENCE OF MORE THAN ONE CLAIM WILL NOT ENLARGE THIS LIMIT. THE LIMITATIONS OF LIABILITY AND DAMAGES IN THIS SECTION 8 WILL NOT APPLY TO CLAIMS BY EITHER PARTY FOR MISAPPROPRIATION BY THE OTHER OF ITS CONFIDENTIAL INFORMATION OR INFRINGEMENT BY THE OTHER OF ITS INTELLECTUAL PROPERTY.

     TERM AND TERMINATION.

     Term. This Agreement will commence upon the Effective Time and will remain in effect through and including June 1, 2004 unless earlier terminated by Sensitech pursuant to this Section 9.1, or unless such term is changed by mutual agreement. At anytime Sensitech may terminate this agreement prior to June 1, 2004 by providing Cox a notice (the "Termination Notice") of at least three business days (the "Notice Period") of such termination. Cox will not be required to provide the Services after the later of the end of the Notice Period, or when Cox has filled all Orders placed prior to the Termination Notice.

     Relationship of Parties. The parties hereto expressly understand and agree the parties are acting hereunder as independent contractors and neither party will be partner, joint venturer, fiduciary or agent of the other. Under no circumstances will the personnel of one party be deemed employees of the other party for any purpose. Neither party has the power or authority as agent, employee or in any other capacity to represent, act for, bind or otherwise create or assume any obligation on behalf of the other party for any purpose whatsoever. There are no third party beneficiaries under this Agreement.

     Assignment. Neither party hereto may assign this Agreement without the prior written consent of the other party, except that Sensitech may assign this Agreement to the Buyer.

     Export Control. Regardless of any disclosure made to Cox of an ultimate destination of the Purchased Products, Sensitech acknowledges that all such materials are being released or transferred to Sensitech in or from the United States and may be subject to U.S. export control laws and regulations. If Sensitech requests Cox to ship Purchased Products outside of the United States, Sensitech will, upon request, provide Cox with documentation and certification establishing that all required permits and licenses have been obtained and that the proposed shipment is fully compliant with all applicable laws and regulations.


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         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to enter into this Agreement as of the Effective
Time.


         COX:                              COX TECHNOLOGIES, INC.

                                           BY: /s/ Kurt C. Reid
                                              ---------------------------------
                                               Kurt C. Reid
                                               Co-Chief Executive Officer

                                           BY: /s/ Brian D. Fletcher
                                              ---------------------------------
                                               Brian D. Fletcher
                                               Co-Chief Executive Officer


         SENSITECH:                        SENSITECH INC.

                                           BY: /s/ Eric B. Schultz
                                              ---------------------------------
                                               Eric B. Schultz
                                               Chairman of the Board and
                                               Chief Executive Officer